Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-89872, 333-37986 and 333-20405 on Form S-8  of our report dated June 30, 2010, relating to the consolidated financial statements of Koss Corporation and Subsidiary, which includes an explanatory paragraph related to the restatement described in Note 2 to the consolidated financial statements and an explanatory paragraph related to legal matters described in Note 17 to the consolidated financial statements, as of and for the years ended June 30, 2009 and 2008, appearing in this Annual Report on Form 10-K /A of Koss Corporation and Subsidiary for the year ended June 30, 2009.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Milwaukee, Wisconsin
June 30, 2010